Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312 FOR IMMEDIATE RELEASE

PROVECTUS’ INTRALESIONAL PV-10 CLINICAL DATA PUBLISHED IN THE ANNALS OF SURGICAL ONCOLOGY

Article Now Available as an Epub Ahead of Print

KNOXVILLE, TN, October 28, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that data on its investigational new drug PV-10, obtained in clinical trial PV-10-MM-02 (ClinicalTrials.gov Identifier NCT00521053), has been published by the Annals of Surgical Oncology (ASO). The peer-reviewed article, entitled “Phase 2 Study of Intralesional PV-10 in Refractory Metastatic Melanoma”, is available as an Epub ahead of print, and may be accessed at http://dx.doi.org/10.1245/s10434-014-4169-5.

The Annals of Surgical Oncology is the official journal of the Society of Surgical Oncology (SSO) and the American Society of Breast Surgeons. Annals is published monthly by Springer.

Dr. Craig Dees, PhD, CEO of Provectus, said, “We are extremely pleased to have the final story on our phase 2 study of PV-10 in melanoma published in one of the leading oncology journals. With the emphasis of our upcoming phase 3 study on patients with locally advanced melanoma, which is a patient population frequently treated by surgical oncologists, the ASO is the perfect journal for these results.”

About the Annal of Surgical Oncology

The Annals of Surgical Oncology is one of the leading journals in oncology and surgery. The official journal of the Society of Surgical Oncology and the official journal of the American Society of Breast Surgeons, Annals is a monthly publication that features original articles on the latest advances in oncology for surgeons from all specialties. Annals benefits surgeons, oncologists, hematologists, radiologists, general practitioners, pathologists, researchers, academicians, and other clinical professionals interested in all aspects of the surgical treatment of cancer. The journal is in the top 5% of all surgery journals according to its ISI Impact Factor.

The mission of the Annals of Surgical Oncology is to serve its readers by 1) representing and advancing the profession of surgical oncology throughout the nation and the world; 2) promoting the highest quality multidisciplinary patient care and practice management; 3) providing relevant cancer education and research training materials using print and electronic media; 4) promoting clinical and translational cancer research, with an emphasis on clinical trials; 5) facilitating the career development of surgical trainees and their transition into academic and community-based practice; and 6) promoting public policy and patient advocacy issues related to surgical patient with cancer.

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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